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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
NATCO Group Inc.:


We consent to incorporation by reference of our report dated March 1, 2000 relating to the consolidated balance sheets of NATCO Group Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 1999, the nine months ended December 31, 1998, and the year ended March 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-K of NATCO Group Inc., in the registration statement of NATCO Group Inc. No. 333-32020 on Form S-8 dated March 7, 2000.


                                              KPMG LLP


Houston, Texas
March 28, 2000